EXHIBIT 10.2

February 22, 2013

By Hand Delivery

Mr. Gregory F. Milzcik
4 Atwater Terrace
Farmington, Connecticut 06032

Re:    Transition and Resignation Agreement

Dear Mr. Milzcik:

This letter agreement (this “Agreement”) confirms the arrangements regarding your resignation from the positions of President and Chief Executive Officer, Barnes Group Inc. (the “Company”), effective as of March 1, 2013, and the terms of your continued employment as Executive Vice Chairman of the Company through the transition services period from March 1, 2013 through the May 3, 2013 (the “Resignation Date”).

1.
Transition and Resignation Date. In exchange for your continued employment during the period from March 1, 2013 through the Resignation Date (the “Transition Period”) and your performance of transition services, as requested by the Company's Board of Directors (the “Board”) in connection with your role as Executive Vice Chairman of the Company, the following terms govern your transition and separation from employment:

A.
You resign your position as President and Chief Executive Officer of the Company, effective as of 12:01 AM Eastern Daylight Time on March 1, 2013. Subject to your satisfaction of the terms and conditions set forth below, you will remain an employee of the Company, and a member of the Board, until the Resignation Date. Between March 1, 2013 and the Resignation Date, you agree to resign all other officer, director and/or committee member positions you hold with the Company or any of its subsidiaries or affiliates and on the Resignation Date you agree to resign from the Board, effective as of 5:00 PM Eastern Daylight Time on that day. You agree to execute all such documentation as may be required to effectuate such resignations.

B.
During the Transition Period, you will serve as Executive Vice Chairman of the Company and perform such transition services for the Company as are reasonably requested by the Board in order to facilitate an orderly transition of your duties, including, consultation and other assistance with respect to matters for which you have had responsibility while President and Chief Executive Officer of the Company, including the Successful Kelly Closing (as defined below). For purposes of this Agreement, “Successful Kelly Closing” is defined as the consummation of Project Kelly on or before the Resignation Date, at a purchase price and upon terms and conditions approved by the Board, in its sole discretion.

Mr. Greg Milzcik
February 22, 2013

C.
Notwithstanding anything in this Agreement to the contrary, if you engage in conduct described as “Cause” in the Employment Agreement between you and the Company, dated October 19, 2006, as amended and restated December 31, 2008 (the “Employment Agreement”), or you do not remain employed by the Company through the Resignation Date by your own volition, your employment will terminate immediately, and no consideration will be provided pursuant to Section 2 below.

D.
During the Transition Period, you will continue to (i) receive your regular salary, subject to applicable deductions and (ii) be eligible to participate in the Company benefits plans in which you are currently participating. Notwithstanding the foregoing, in no event will you be eligible to earn a cash bonus or receive equity compensation during the Transition Period.

E.
In the event that a Change in Control (as defined in the Employment Agreement) occurs prior to the final vesting date of your outstanding equity awards, those equity awards will be treated in accordance with Section 6.4 of the Employment Agreement. In the event that a Change in Control occurs prior to the Resignation Date and your employment is terminated by the Company without Cause (as defined in the Employment Agreement) or by you for Good Reason (as defined in the Employment Agreement) on or after the Change in Control but prior to the Resignation Date, you will be eligible to receive the severance benefits set forth in Section 6.4 of the Employment Agreement, in the amounts and at the times set forth therein.

F.
As of the Resignation Date, you will be entitled to receive any earned but unpaid base salary and your participation will cease in all of the Company's employee benefit and retirement plans. COBRA medical and/or dental coverage may be continued upon payment by you of the full premium until the earlier of the expiration of the applicable COBRA period or the date on which you become covered for medical and/or dental benefits under another group health plan, whichever occurs first.

2.
Consideration. To ensure an orderly transition that encourages maximizing shareholder value, to reward you for the Successful Kelly Closing and, in exchange for your continued employment through the end of the Transition Period and your execution and nonrevocation of the release attached hereto as Exhibit A (“Release”) within the period beginning on and ending twenty-one days after the Resignation Date, the Company will provide you with the following consideration to which you would not otherwise be entitled:

A.	Equity Awards Granted prior to January 1, 2013.

i.
Stock Options. All outstanding stock options granted to you by the Company before January 1, 2013 will vest as of your Resignation Date, but will become exercisable in accordance with the vesting and exercisability schedules included in the applicable stock option agreements. Such stock options will remain exercisable until the earlier to occur of (x) ten years following the date of grant of the applicable stock option (the exact date is set forth in the stock option agreement) and (y) the fifth anniversary of the Resignation Date.

Mr. Greg Milzcik
February 22, 2013

ii.
Time-Vested Restricted Stock Units. All outstanding time-vested restricted stock units granted to you by the Company before January 1, 2013 will vest as of the Resignation Date, but will be settled on the same schedule as set forth in the applicable restricted stock unit agreements.

iii.
Performance Share Awards. All outstanding performance share awards granted to you by the Company before January 1, 2013 will vest as of the Resignation Date, but will be settled, without proration, following the end of the applicable performance periods, based on actual performance, at the same time performance share awards are settled for other participating executives of the Company.

B.	Equity Awards Granted in February 2013.

i.
Stock Options. The stock options granted to you by the Company in February 2013 will vest upon the Successful Kelly Closing, but will become exercisable in accordance with the vesting and exercisability schedule included in the stock option agreement. Such stock option will remain exercisable until the fifth anniversary of the Resignation Date.

ii.
Time-Vested Restricted Stock Units. The time-vested restricted stock units granted to you by the Company in February 2013 will vest upon the Successful Closing but will be settled on the same schedule as set forth in the applicable restricted stock unit agreements.

iii. Performance Share Awards. The performance share award granted to you by the Company in February 2013 will vest upon the Successful Kelly Closing but will be settled, without proration, following the end of the applicable performance period, based on actual performance, at the same time performance share awards are settled for other participating executives of the Company.

C.
Except as otherwise modified pursuant to the terms of this Section 2, your outstanding equity awards are subject to the terms and conditions of the applicable equity plan and award agreements. If you have any questions regarding your equity awards, please contact Monique Marchetti, Manager, Manager Stockholder Relations and Corporate Governance, at (860) 973-2185.

3.
Retirement Benefits. You will receive benefits under the Company's retirement plans in accordance with the terms of those plans. If you have a Savings Plan account, you can access the Fidelity Website at www.401k.com or the Retirement Benefits Line at 1-800-835-5095 for the necessary information to receive a distribution or rollover of the vested portion of your account to an IRA or another qualified plan.

4.	Welfare Benefits, SEELIP and Perquisites. During the Transition Period, you will be entitled to health and welfare benefits, and perquisites, in accordance with the terms and conditions

Mr. Greg Milzcik
February 22, 2013

of the applicable plans and programs. As a participant in the Company's Senior Executive Enhanced Life Insurance Program (“SEELIP”), you own the life insurance policy even though the Company has paid the premiums for the coverage while you were employed. The annual policy premium has already been paid through June 30, 2013. You have the option of continuing the policy beyond the Resignation Date at your own expense. Please note that you must notify Bret Maffett at the C. M. Smith Agency at (860) 633-3611 to cancel the policy. If you have any additional questions regarding this benefit, please contact Caroline Segar, Director, Benefits, at (860) 973-2136.

5.
Final Expenses. Your expense account, if any, and use of any Company credit and telephone cards, will cease as of the Resignation Date. You will promptly return any such cards or other similar Company property in your possession and, if applicable, submit your final expense account, including an accounting for any advances, as of the Resignation Date.

6. Return of Company Property. On or before the Resignation Date, you will return to the Company any and all information relating to the Company and Company property in your possession and you will not, directly or indirectly, copy, take, or remove from the Company's premises, use or disclose to third parties any such information or property. To enable the provision of the transition services, the Company will maintain email and voicemail accounts through the Resignation Date.

7.
Restrictive Covenants. The terms of Sections 4.10 and 8 of the Employment Agreement and all covenants, restrictions and provisions contained therein shall survive and continue in full force, and are hereby incorporated by reference into this Agreement. By executing this Agreement, you recognize and affirm that you shall continue to be bound by the terms of Sections 4.10 and 8 of the Employment Agreement and all covenants, restrictions and provisions contained therein, which shall survive the termination of the Employment Agreement and continue in full force and effect.

8.
Cooperation. You agree to fully cooperate with the Company by responding truthfully to any questions asked of you by the Company concerning its business, or operational or regulatory issues that may arise following the execution of this Agreement. You further agree to cooperate with any investigation conducted by the Company on its own initiative or pursuant to a request by any government agency or department, including, but not limited to, the provision of personal documents and testimony, in connection with any matter arising out of or related to your duties while employed by the Company. You also agree to execute and deliver such instruments, documents, certificates, and affidavits and supply such other information and take such further action as the Company may reasonably require in order to effectuate or document your resignation as an officer of the Company and from all positions with the Company, its subsidiaries and affiliates, and the termination of your employment with the Company.

9.
Electronic Media. You agree to leave intact all electronic Company documents, including those that you developed or helped to develop during your employment, and deliver to the Company concurrent with the execution of this Agreement or upon earlier request the computer media on which such documents are stored and all passwords and keys necessary to access such documents.

Mr. Greg Milzcik
February 22, 2013

10. Arbitration; Governing Law. In the event that either party institutes legal proceedings to enforce the terms of this Agreement, it is specifically understood and agreed that such a claim shall be submitted to final and binding arbitration in Hartford County, Connecticut, pursuant to the rules of the American Arbitration Association, and that the prevailing party shall recover its costs and reasonable attorney's fees incurred in such arbitration proceeding; provided that, in order to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), the following provisions apply if you are the prevailing party: costs and reasonable attorney's fees incurred in the arbitration proceeding may be recovered if they are incurred during the three-year period commencing on the Resignation Date; the amount of costs and reasonable attorney's fees eligible for reimbursement during your taxable year may not affect the amount of costs and reasonable attorney's fees eligible for reimbursement in any other taxable year; any reimbursement of costs or reasonable attorney's fees shall be made on or before the last day of your taxable year following the taxable year in which the costs or attorney's fees were incurred; and the right to reimbursement shall not be subject to liquidation or exchange for another benefit. The parties further agree that this Agreement is governed by the laws of the State of Connecticut.

11. Tax Considerations. The parties agree that this Agreement is to be interpreted and administered in accordance with the requirements of Section 409A, to the extent applicable. The Company is authorized to delay any payment due to you until the first business day following the six month anniversary of your termination of employment, if such delay is required in order to comply with the requirements of Section 409A (taking into account the severance exception and the short-term deferral rule under Section 409A). The date of your resignation from employment will be determined in accordance with the separation from service rules under Section 409A. The Company shall be entitled to withhold from any amounts payable under this Agreement all taxes as legally shall be required to be withheld (including, without limitation, any United States federal taxes and any other state, city, or local taxes).

12. Entire Agreement. Effective as of March 1, 2013, this Agreement constitutes the entire agreement between you and the Company with respect to the subjects addressed herein and, except as provided in this Agreement, any applicable equity award agreements or Sections 4.10, 6.4 or 8 of the Employment Agreement, supersedes all prior agreements, understandings and representations, written or oral, with respect to those subjects, including, but not limited to Employment Agreement. In the event of any conflict between this Agreement and the terms of any plans or award agreements, the terms of this Agreement shall control. Without limiting the generality of the foregoing, you acknowledge that, except to the extent specifically indicated in this Agreement, the Employment Agreement shall be terminated upon the effectiveness of this Agreement.

As a reminder, you are expected to abide by all obligations set forth in this Agreement, including, without limitation, confidentiality. Further, after your resignation, you continue to have obligations to the Company under various other sources, including the Barnes Group Inc. Code of Business Ethics and Conduct, statutes, and common law. Please be mindful of these restrictions and govern your activities accordingly. The attached Release is a legal release, the

Mr. Greg Milzcik
February 22, 2013

terms of which are incorporated by reference in this Agreement. Please review it carefully and let me know if you have any questions.

Sincerely,

/s/ DAWN N. EDWARDS
Dawn N. Edwards
Senior Vice President, Human Resources
Barnes Group Inc.

Agreed and accepted:

/s/ GREGORY F. MILZCIK	February 22, 2013
Gregory F. Milzcik	Date

Exhibit A

RELEASE

In exchange for the consideration to which I would not otherwise be entitled, set forth in Section 2 of the attached transition and resignation agreement dated as of February 22, 2013 (the “Agreement”), the terms of which are incorporated by reference in this release (this “Release”), I (and anyone acting on my behalf) agree to release every past and present right or claim of any kind, whether legal, equitable or otherwise, against Barnes Group Inc. (the “Company”), including, without limitation, any and all related entities, corporations, partnerships, subsidiaries, joint ventures and divisions of the Company. I give up such rights and claims against the Company, its employee benefit plans and anyone else related to the Company (such as, without limitation, the Company's present and former employees, officers, directors, stockholders, representatives, agents and insurers).

I agree that I executed this Release on my own behalf and also on behalf of any heirs, agents, representatives, successors and assigns that I have now or may have in the future. These rights and claims include, but are not limited to, those that I may have under the Age Discrimination in Employment Act, which prohibits age discrimination in employment; Title VII of the Civil Rights Act of 1964 and Executive Order 11246, which prohibit discrimination in employment based on race, color, national origin, religion or sex; the Americans With Disabilities Act of 1990, which prohibits discrimination in employment based on a handicap or disability; the Equal Pay Act, which prohibits paying men and women unequal pay for equal work; any claims under the Worker Adjustment and Retraining Notification Act of 1988 or any similar law, which requires, among other things, that advance notice be given of certain work force reductions; and all claims under the Employee Retirement Income Security Act of 1974, such as claims relating to pension, profit sharing, or health plan benefits, except as noted in the following paragraph; the Family and Medical Leave Act of 1993; all claims under any state Fair Employment Practices Act as well as any other federal, state or local laws or regulations; all claims for alleged physical or personal injury or emotional distress; and any other claims which could arise from employment or separation from employment, whether in express or implied contract (whether written or oral), or claims for breach of any covenant of good faith and fair dealing (express or implied), or in tort (including without limitation, defamation, assault, battery, false imprisonment, interference with contractual or advantageous business relationship, and invasion of privacy) or for wrongful or retaliatory discharge, whether based on common law or otherwise. The foregoing list is meant to be illustrative rather than inclusive. Nothing in this Release shall prohibit me from filing a claim with, cooperating with, or participating in any investigation or proceeding conducted by, the federal Equal Employment Opportunity Commission or a state Fair Employment Practices Agency (although I acknowledge and agree that I shall not be able to recover any monetary benefits in connection with such claim or proceeding).

I keep any right, however, that I may have to (1) elect health care coverage under the federal continuation of health coverage law known as “COBRA,” or under any applicable state law concerning continuation of health coverage, unless I am ineligible for such coverage under such law; (2) exercise exercisable stock options in accordance with the applicable stock option agreements; (4) receive payouts in accordance with the applicable equity award agreements, and (5) indemnification or advancement of expenses under applicable law, the Certificate of Incorporation or by‑laws of the Company, any agreement between me and the Company, or the Company's officers' and directors' liability insurance policies.

This Release covers both claims that I know about and those I may not know about. I expressly give up and waive all rights afforded by any statute which limits the effect of a release with respect to claims that are presently unknown. I understand the significance of my release of unknown claims and my waiver of statutory protection against a release of unknown claims. This Release does not give up or waive any rights or claims, which arise after the date that this Release is signed by me.

I have been given a period of at least twenty-one (21) calendar days from the date of my receipt of this Release to review and consider this Release before signing it. I may take as much of this period of time to consider this Release as I wish prior to signing it. I understand that if I sign this Release, it is in exchange for receiving the additional payments and the other benefits described in the Agreement. I acknowledge that I have received twenty-one (21) calendar days to review this Release from the Resignation Date. I acknowledge and agree that any changes made to this Release before I sign it will not entitle me to an additional twenty-one (21) calendar days to review the new version of this Release. I also understand that under no circumstances will I receive the benefits pursuant to Section 2 of the Agreement unless I sign this Release and deliver it to the Company within twenty-one (21) calendar days after the Resignation Date and do not revoke the Release.

I am hereby advised by the Company to consult with an attorney before signing this Release. I understand that whether or not to do so is my decision.

I have not relied on any representations, promises, or agreements of any kind made to me in connection with my decision to sign this Release except for those set forth in the documents attached to or referred to by this Release. I may revoke or cancel this Release within seven (7) calendar days after I sign it. The last day on which this Release can be revoked is called the “Last Revocation Day.” Revocation can only be made by delivering a written notice of revocation to Dawn N. Edwards, Senior Vice President, Human Resources at the Company's Corporate Office, 123 Main Street, Bristol, Connecticut 06010. For this revocation to be effective, a written notice of revocation must be sent on or before the Last Revocation Day for delivery to the foregoing address on the next business day. I acknowledge that this Release can be revoked only in its entirety and that once revoked, I will not receive the consideration set forth in Section 2 of the Agreement.

If I do not revoke this Release, it shall go into effect on the day after the Last Revocation Day and I will receive the consideration set forth in Section 2 of the Agreement and the other benefits described therein.

A finding that any term or provision of this Release is invalid, unlawful or unenforceable will not affect the remaining terms and provisions of this Release.

This Release, and the documents referenced in or attached to this Release, set forth the entire agreement between me and the Company and supersede and render null and void any and all prior or contemporaneous oral or written understandings, statements, representations or promises pertaining to the matters set forth herein except for those set forth in the documents attached to or referred to by this Release and except for any and all previously agreed to noncompetition or confidentiality obligations to the Company to which I specifically agree to remain bound after signing this Release, including without limitation my obligations under the Barnes Group Inc. Code of Business Ethics and Conduct.

If I violate any part of the Agreement, I will be responsible for all costs incurred by the Company that flow from that violation, including the Company's legal fees and other costs associated with any legal action that arises from that violation. If I violate any part of the Agreement, I will also be required to return all consideration, directly or indirectly received, in exchange for signing this Release, except for the sum of $500, which I agree constitutes ongoing valid consideration for this waiver and release.

Agreed and accepted:

____________________________            ______________________
Gregory F. Milzcik                         Date